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CTG AFFECTED BY CHANGES IN NYSE LISTING REQUIREMENTS

BUFFALO, N.Y. - August 17, 2005 - CTG (Computer Task Group) (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced it received a notice on August 11, 2005 from the New York Stock Exchange (NYSE) advising that it considered CTG to be "below criteria" with respect to a continued listing requirement for average market capitalization. On June 9, 2005, the SEC approved an amendment to NYSE rules providing that a company is below criteria if its average market capitalization and shareholder's equity is less than $75 million over a 30 trading-day period and its stockholders' equity is less than $75 million. Prior to the amendment, the applicable NYSE standard was that a company was below criteria if its average market capitalization was less than $50 million over a 30 trading-day period and its stockholder's equity was less than $50 million. The NYSE has informed CTG that five business days following CTG's receipt of its notice, it will add the indicator ".BC" to the Company's ticker symbol disseminated over the consolidated tape to indicate that the Company currently does not meet certain of its continued listing requirements.

The NYSE made the determination that CTG does not meet the amended criteria based on the NYSE excluding approximately 4.0 million issued and outstanding shares owned by the CTG Stock Employee Compensation Trust (SECT) from the NYSE's calculation of the Company's average market capitalization for listing requirements. If the SECT shares are excluded from the approximately 20.8 million shares of CTG common stock issued and outstanding, there was a 30-day period following the amendment where CTG's average market capitalization was less than $75 million. For the purposes of the stockholders' equity component of the amended standard, CTG's total stockholders' equity was $56.5 million at its July 1, 2005 second quarter end.

Under NYSE policy, CTG must file within 45 days of receiving the NYSE notice a plan to meet continued listing standards within 18 months of the date of its receipt of the NYSE notice. CTG intends to submit a plan to the NYSE to comply with the amended listing requirements within the required time period. It will also request that the NYSE reconsider its exclusion of the SECT shares in its calculation of market capitalization for listing requirements.

CTG Chairman and Chief Executive Officer James R. Boldt commented, "The recent changes in NYSE listing requirements are affecting a number of smaller capitalization companies listed on the Exchange. We are confident that CTG will be able to resolve this issue by either meeting the new requirements within the NYSE's 18-month timeframe or by applying to list our common shares on the Nasdaq."

Mr. Boldt added, "Based on the significant growth we are seeing in our revenues this year, we remain optimistic about CTG's prospects for further improving our performance and valuation. We also continue to believe CTG's shares are attractively valued and plan to continue the active repurchase of our shares."

Backed by 39 years' experience, CTG provides IT staffing, application management outsourcing, consulting, and software development and integration solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2004 Form 10-K and Management's Discussion and Analysis section of the Company's 2004 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.